Exhibit 99.2

Unaudited Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma condensed combined financial statements as of and for the year ended December 31, 2011 are based on the historical audited consolidated financial statements of Cigna Corporation and its subsidiaries (“Cigna”) and the historical audited consolidated financial statements of HealthSpring, Inc. and its subsidiaries (“HealthSpring”) and have been prepared to illustrate the effects of Cigna's acquisition, on January 31, 2012, of all of the outstanding shares of HealthSpring for $55 per share in cash and Cigna stock awards, representing an estimated cost of approximately $3.8 billion (the “HealthSpring Acquisition”).  Cigna funded the acquisition with internal cash resources that included $2.1 billion of additional debt, approximately $650 million of new equity ($629 million net of underwriting discount and fees) issued during the fourth quarter of 2011 and net proceeds from its issuance of commercial paper.

The unaudited pro forma condensed combined balance sheet is presented as if the HealthSpring Acquisition were completed as of December 31, 2011, with the related acquisition financing transactions occurring prior to that date.  The unaudited pro forma condensed combined statement of income is presented as if the HealthSpring Acquisition and related acquisition financing transactions were completed as of January 1, 2011.

The unaudited pro forma condensed combined financial statements were prepared in accordance with the regulations of the Securities and Exchange Commission and the acquisition method of accounting for business combinations.  The pro forma adjustments reflecting the completion of the HealthSpring Acquisition include adjustments to record the assets and liabilities of HealthSpring based on estimates of their fair values.  The assumptions, estimates and adjustments herein have been made solely for purposes of developing the unaudited pro forma condensed combined financial information and are based upon available information as of the date of this Form 8-K/A.  The unaudited pro forma condensed combined financial statements are presented for informational purposes only, and are not intended to represent or be indicative of the consolidated results of operations or financial condition of Cigna that would have been reported had Cigna completed the HealthSpring Acquisition as of the dates indicated, nor are they indicative of the future results of operations or financial condition of the combined company.  You should read this information together with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•
the audited consolidated financial statements and accompanying notes of Cigna as of and for the year ended December 31, 2011, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included in the Cigna Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Securities and Exchange Commission on February 23, 2012; and

•	the audited consolidated financial statements and accompanying notes of HealthSpring as of and for the year ended December 31, 2011 included as Exhibit 99.1 to this Form 8-K/A.

Unaudited Pro Forma Condensed Combined Balance Sheet
December 31, 2011
(in millions)

	Cigna	HealthSpring	Pro Forma Adjustments (Note 2)			Pro Forma
Assets
Cash and investments	$27,180	$1,127		$(3,742)	a	$24,239
				(326)	b
Premiums, accounts and notes receivable	1,358	234		(5)	e	1,587
Reinsurance recoverables	6,256	-				6,256
Deferred income taxes, net	632	(77)		(116)	h	460
				21	f
Goodwill	3,164	835		2,549	c	5,713
				(835)	c
Other	4,364	582		795	d	5,380
				(326)	d
				(35)	e
Separate account assets	8,093	-				8,093
Total Assets	$51,047	$2,701		$(2,020)		$51,728

Liabilities
Contractholder deposit funds	$8,553	$-	$			$8,553
Future policy benefits	8,593	-				8,593
Unpaid claims and claims expenses (including medical)	5,241	457		11	e	5,709
Unearned premiums and fees	502	-				502
Insurance liabilities	22,889	457		11		23,357
Accounts payable, accrued expenses and other liabilities	6,627	128		(6)	e	6,821
				72	f
Debt	5,094	326		(326)	b	5,094
Separate account liabilities	8,093	-				8,093
Total Liabilities	42,703	911		(249)		43,365

Shareholders' Equity
Common stock	92	1		(1)	g	92
Additional paid-in capital	3,188	929		(929)	g	3,234
				46	a
Accumulated other comprehensive loss	(793)	8		(8)	g	(793)
Retained earnings	11,143	915		(915)	g	11,092
				(51)	f
Less: treasury stock, at cost	(5,286)	(63)		63	g	(5,262)
				24	a
Total shareholders' equity	8,344	1,790		(1,771)		8,363
Total liabilities and shareholders' equity	$51,047	$2,701		$(2,020)		$51,728

The accompanying Notes to the unaudited Pro Forma Condensed Combined Financial Statements are an integral part of these statements.

Certain amounts in the HealthSpring classified balance sheet were reclassified to conform to Cigna's condensed presentation. HealthSpring deferred tax liabilities ($103 million) were reclassified to the Asset section to conform to Cigna's net deferred tax presentation.

Unaudited Pro Forma Condensed Combined Statement of Income
Year Ended December 31, 2011
(in millions, except per share amounts)

	Cigna	HealthSpring	Financing			Pro Forma Adjustments (Note 2)			Pro Forma
Revenues
Premiums and fees	$19,089	$5,463	$			$			$24,552
Net investment income	1,146	13		(3)	k				1,156
Mail order pharmacy revenues	1,447	-							1,447
Other revenues	254	-							254
Realized investment gains	62	-							62
Total revenues	21,998	5,476		(3)			-		27,471

Benefits and Expenses
Health Care medical claims expense	8,182	4,350							12,532
Other benefit expenses	4,308	-							4,308
Mail order pharmacy cost of goods sold	1,203	-							1,203
GMIB fair value loss	234	-							234
Other operating expenses	6,103	654		77	i		168	l	6,911
				(35)	j		(40)	m
							(31)	n
							15	o
Total benefits and expenses	20,030	5,004		42			112		25,188

Income before Income Taxes	1,968	472		(45)			(112)		2,283
Tax expense	640	180		(16)	p		(45)	p	759
Net Income	1,328	292		(29)			(67)		1,524
Less: Net Income Attributable to Noncontrolling Interest	1	-							1
Shareholders' Net Income	$1,327	$292		$(29)			$(67)		$1,523

Basic Earnings Per Share:	$4.90								$5.34
Diluted Earnings Per Share:	$4.84								$5.25

Weighted average common shares used to calculated earnings per share:
Basic	270.691								285.136
Diluted	274.249								289.871

The accompanying Notes to the unaudited Pro Forma Condensed Combined Financial Statements are an integral part of these statements.

Certain amounts in the HealthSpring financial statements were reclassified to conform to Cigna's presentation.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Note 1 - Calculation of Merger Consideration Transferred and Preliminary Allocation of Consideration to Net Assets Acquired

Calculation of Merger Consideration Transferred (in millions, except for per share amounts)

HealthSpring common shares outstanding at January 30, 2011	67.8	(A)
Less: common shares outstanding not settled in cash	(0.1)
Common shares settled in cash	67.7
Cash per share	$55.0
Cash consideration for outstanding shares	$3,726
Value of HealthSpring equity awards settled in cash	$16	(B)
Total cash consideration	$3,742

Common shares converted to Cigna shares	0.1
Common stock exchange ratio per share	1.24
Equivalent new Cigna shares	0.1
Cigna share price	$44.43	(C)
Common stock equity consideration	$5

Fair value of other share-based compensation awards	$65	(B)

Total consideration transferred	$3,812

(A)
Includes 922,000 shares for which the shareholder asserted their right to an appraisal. Cigna assumed these shares will be paid in cash at $55 per share in the preparation of the unaudited pro forma condensed combined financial statements.

(B)
Represents the portion of the fair value of outstanding HealthSpring stock options, restricted stock and other performance-based stock awards either settled in cash or replaced with a Cigna award. The fair value of cash payments made to settle vested awards and the fair value of replacement awards attributable to pre-combination service is included in the estimated consideration transferred. The fair value attributable to post-combination service will be recorded as compensation cost in Cigna's post-combination financial statements.

(C)	Based on Cigna’s volume-weighted average price per share on the business day prior to the merger (January 30, 2012).

Estimated Allocation of Merger Consideration to Net Assets Acquired (in millions)

Cash and investments	$1,127
Intangible assets	795
Premiums, notes and accounts receivable	229
Other assets	221
Insurance liabilities	(468)
Debt	(326)
Deferred taxes, net	(193)
Accounts payable, accrued expenses and other liabilities	(122)
Goodwill	2,549
Purchase price to be allocated	$3,812

Note 2 - Pro Forma Adjustments

Pro Forma Condensed Combined Balance Sheet

Reflects the following:

(a) The use of cash and cash equivalents and the issuance of common shares and replacement equity awards at fair value to fund the merger consideration. The portion of the fair value of replacement equity awards attributable to pre-combination service is considered merger consideration.

(b) The use of cash and cash equivalents to retire HealthSpring’s outstanding debt.

(c) The estimated goodwill from the purchase price allocation of $2.5 billion and the elimination of historical HealthSpring goodwill of $835 million.

(d) An estimate of the purchase price allocated to the acquired intangible assets of $795 million and the elimination of historical HealthSpring intangible assets of $326 million. The fair value of the customer relationship asset is determined using an income approach which relies on projected future net cash flows including key assumptions for the customer attrition rate and discount rate. The estimated weighted average useful life reflects the time period during which Cigna will consume over 90% of the projected economic benefits. The estimated fair values and useful lives for all intangible assets are as follows:

	Estimated Fair Value	Estimated Useful Life
Customer relationships	$711	8 years
Other	84	3 to 10 years
	$795

Cigna's intangible asset valuations are in progress. The final values and useful lives could be different from those reflected in the unaudited pro forma condensed combined financial statements.

(e) Other acquisition adjustments, including conforming of accounting policies for certain receivables, prepaid assets and software assets and fair value adjustments for deferred financing fees, medical claim liabilities and deferred rent.

(f) An estimate of remaining merger-related transaction costs of $72 million ($51 million after-tax) as of the pro-forma balance sheet date, of which approximately $26 million were recorded in HealthSpring’s pre-merger financial statements. These amounts will be expensed as incurred, primarily in 2012, and include advisory, legal, financing, severance and retention costs.

(g) An adjustment to eliminate the historical equity of HealthSpring.

(h) The estimated adjustments to net deferred taxes arising from the merger. Cigna assumed a combined U.S. federal and state statutory rate of 36% when estimating all tax impacts of the merger, including deferred taxes for intangible assets.

Pro Forma Condensed Combined Statement of Income

Reflects the following adjustments as of January 1, 2011:

(i) To recognize the incremental interest expense ($77 million) for the $2.1 billion of debt financing to fund the merger assuming a January 1, 2011 issuance date. The weighted average interest rate is 4.13%.

(j) To reduce annual interest expense by $35 million driven by the January 1, 2011 assumed retirement of $326 million of HealthSpring debt on the date of the merger.

(k) To reduce net investment income by $3 million resulting from the assumed utilization of $1.3 billion in cash and cash equivalents to fund the merger consideration and retirement of HealthSpring’s debt.

(l) An estimate of amortization expense of $168 million for identifiable intangible assets at their estimated fair values over a weighted average useful life of approximately 8 years. Amortization of the customer relationship asset is based on the revenue run-off pattern in the discounted cash flow model resulting in higher expense in the early years. All other intangible assets are amortized on a straight line basis.

(m) To eliminate amortization of $40 million for HealthSpring’s intangible assets.

(n)  To eliminate $24 million in Cigna and $7 million in HealthSpring merger-related costs with no continuing impact on operations.

(o) To recognize $5 million in additional compensation expense related to newly issued equity awards and $10 million in incremental compensation expense for equity rollover awards that will have a continuing impact on operations.

(p) To reflect a combined U.S. federal and state statutory rate of 36% to determine the estimated income tax expense for adjustments reflected in the unaudited pro forma condensed combined statement of income, except for items that are not tax deductible.